EXHIBIT B



                  PRIOR PERFORMANCE TABLES


  The information presented in the following tables updates the tables included at pages B-1 through B-10 of the Prospectus. Such information represents the historical experience of all public real estate programs organized by the General Partners or their Affiliates during the periods indicated. Investors in the Fund should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. Investors will have no interest in the assets or operations of the managing members.

  Additional information relating to the performance of prior programs is contained in Part II of the Registration
Statement, of which this Supplement and the Prospectus are a part,that has been filed with the Securities and Exchange
Commission.  Such information may be obtained by contacting
Mr. Robert P. Johnson, President, AEI Fund Management  XXI,
Inc., 1300 Minnesota World Trade  Center, 30  East  Seventh
Street, Saint Paul, Minnesota 55101.

  The programs included in the following tables have investment objectives similar to those of the Partnership, including protection of capital, distribution of partially
"tax sheltered" cash flow from operations, and capital appreciation.

  Table              Index Description               Page

    I    Experience in Raising and Investing Funds   B-2
    II   Compensation to Sponsors                    B-3
    III  Operating Results of Prior Partnerships     B-4
    IV   Results of Completed Programs               B-7
    V    Sales or Disposals of Properties            B-8